UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2023

HUMBL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31267	27-1296318
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

101 W. Broadway
Suite 1450
San Diego, CA	92101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (786) 738-9012

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HMBL	OTC Pink

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 26, 2023, HUMBL, Inc. (“HUMBL”) entered into Securities Purchase Agreements with three different investors (the “Purchase Agreements”). Pursuant to the Purchase Agreements, HUMBL issued three convertible promissory notes in the original principal amount of $125,000 (the “Notes”) and three warrants to purchase 187,500,000 shares of its common stock (the “Warrants”) for a total purchase price of $375,000.00. The Notes are due in 12 months from the issuance date, bear interest at the rate of 10% per annum and have a fixed conversion price equal to the lowest closing trade price of the common stock in the 10 days following the issuance date. The Warrants are exercisable for a period of five years, have a cashless exercise provision and an exercise price of $0.002 per share.

The foregoing description of the Purchase Agreements, Notes and Warrants does not purport to be complete and is qualified in its entirety by reference to the forms of Purchase Agreement, Note and Warrant which are filed as Exhibit 10.1 to this Current Report on Form 8-K. The forms of Note and Warrant are attached as exhibits to the Purchase Agreement.

Item 3.02 Unregistered Sale of Equity Securities.

The sale of the securities under the Purchase Agreement was exempt from registration under Section 4(a)(2) of the Securities Act of 1933. The information contained in Item 2.01, above, is hereby incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

Exhibits

10.1	Form of Purchase Agreement, Note and Warrant

104	Cover Page interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 1, 2023	HUMBL, Inc.

	By:	/s/ Brian Foote
Brian Foote
President and CEO